Pricing Supplement Dated January 10, 2002       Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and          File Nos. 333-62516,
Prospectus Supplement dated July 20, 2001)      333-62516-01, 333-62516-02,
                                                333-62516-03, 333-62516-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series E
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: January 10, 2002       Original Issue Date: January 25, 2002
Principal Amount: $25,000,000      Net Proceeds to Issuer: $24,500,000
Issue Price: 98.00%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 2.00%
Interest Rate: 6.50% per annum     Interest Payment Dates:
Maturity Date: January 25, 2017    Monthly on the 25th day of each month
                                   commencing February 25, 2002


__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x      The Notes may be redeemed prior to maturity commencing
                  January 25, 2005 and on any January 25 or July 25
                  thereafter on 30 calendar days notice.

      Initial Redemption Date: January 25, 2005

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being Purchased by Salomon Smith Barney (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,500,000.

                             Salomon Smith Barney